Exhibit 5.1

King & Spalding LLP 1l80 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/572-5100 www.kslaw.com

May 10, 2012

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

Re: Carmike Cinemas, Inc. — Registration Statement on Form S-4 relating to $210,000,000 aggregate principal amount of 7.375% Senior Secured Notes due 2019

Ladies and Gentlemen:

We have acted as counsel to Carmike Cinemas, Inc., a Delaware corporation (the “Company”), and Eastwynn Theatres, Inc., George G. Kerasotes Corporation, GKC Indiana Theatres, Inc., GKC Michigan Theatres, Inc., GKC Theatres, Inc. and Military Services, Inc. (collectively, the “Guarantors”), in connection with the proposed registration on a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of $210,000,000 principal amount of 7.375% Senior Secured Notes due 2019 (the “Notes”) of the Company, to be issued in exchange (the “Exchange Offer”) for the Company’s outstanding 7.375% Senior Secured Notes due 2019 pursuant to an indenture, dated as of April 27, 2012 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and the guarantees (the “Guarantees”) of each of the Guarantors of the Notes, pursuant to the Indenture.

In our capacity as such counsel, we have reviewed the Indenture and form of the Notes. We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Company and the Guarantors, and of certain officers of the Company and the Guarantors.

Carmike Cinemas, Inc.

May 10, 2012

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. the Notes have been duly authorized by the Company and, when the Notes have been duly executed by the Company, authenticated by the Trustee, and issued and delivered in the Exchange Offer in accordance with the terms of the Indenture, such Notes will be legally issued by the Company and will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, preference, receivership, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally and to the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and

2. when the Notes have been duly executed by the Company, authenticated by the Trustee, and issued and delivered in the Exchange Offer in accordance with the terms of the Indenture, each Guarantee will constitute the valid and legally binding obligation of its respective Guarantor, enforceable against such Guarantor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, preference, receivership, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally and to the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.

This opinion is limited in all respects to the laws of the States of Alabama, Indiana and New York and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

With respect to matters governed by the laws of the States of Alabama and Indiana we have relied, with the consent of the following counsel, upon the opinions, dated as of the date hereof, of Page, Scrantom, Sprouse, Tucker & Ford, P.C., with respect to Eastwynn Theatres, Inc., and Barnes & Thornburg LLP, with respect to GKC Indiana Theatres, Inc. Our opinions with respect to such matters are subject to the same qualifications, assumptions and limitations as are set forth in those opinions.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, in each case, subsequent to the effectiveness of the Registration Statement, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company and the Guarantors in connection with the matters addressed herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference

Carmike Cinemas, Inc.

May 10, 2012

to this firm as having passed on the validity of the Notes and the Guarantees under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ King & Spalding LLP

KING & SPALDING LLP